China Education Alliance Auditors Performed Enhanced Procedures on Cash Balance

HARBIN, China, Dec. 2 /PRNewswire-Asia-FirstCall/ — China Education Alliance, Inc. (NYSE: CEU), a China-based education resource and services company, announced today that on November 5, 2010, as an added supplement  to the Company’s third quarter financial review, the Company’s auditor, Sherb & Co., LLP (“Sherb”) also performed confirmation procedures on most of the Company’s bank balances in the People’s Republic of China (“PRC”).  These procedures were performed by staff members from Sherb’s Beijing office.

Confirmations of the cash balance as of September 30, 2010 were conducted at the following financial institutions:
•	ICBC, Harbin Kunlun Branch, in the amount of RMB 315,787,237.07, located in 36 Kangshun Street, Nangang District , Harbin, Heilongjiang Province, China.
•	Agricultural Bank of China, Huijin Branch, in the amount of RMB 37, 533,479.85, located in 14 Hongzhuan Street, Daoli District, Harbin, , Heilongjiang Province, China.
•	Agricultural Bank of China, Huijin Branch, in the amount of USD 7,052,922.91, located in 14 Hongzhuan Street, Daoli District, Harbin, Heilongjiang Province, China.
•	Harbin Bank, Keji Branch, in the amount of RMB 97,274.63, located in 323, Tianshun Street, Nangang District, Harbin, Heilongjiang Province, China.
•	China Everbright Bank, Harbin Hongqi Branch, in the amount of RMB 52,305,796.33, located in 257, Hongqi Street, Nangang District, Harbin, Heilongjiang Province, China.

The enhanced procedures were applied to approximately $67 million in deposits, or 86%, of the Company’s total cash balance of approximately $78 million. Such procedures included visits to the PRC financial institutions, meeting bank personnel and obtaining cash balance information as of September 30, 2010.

As of September 30, 2010 the Company also maintained approximately $8.6 million in its J. P. Morgan and EastWest Bank accounts in the U.S. and approximately $1.3 million at ICBC in Beijing, which Sherb also verified by reviewing the relevant  bank statements.

“The safeguarding of cash and all Company assets is a matter to which Company’s management and board of directors view seriously.  Because of the large amount of assets, the Company’s auditors routinely carry out additional procedures to verify them in order provide added assurance to our shareholders and investors.  We shall continue to be vigilant and conscientious and will continue to maintain the highest standards in our corporate governance ,” stated Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance, Inc.

The bank confirmation documents will be included as a component of 8-K the company is filing with SEC today.

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:
China Education Alliance, Inc.
Zack Pan, CFO
Tel:  +1-405-315-9987
Email: zackpan08@edu-chn.com, zackpan08@gmail.com

HSC Global
Alan Sheinwald, Managing Director
Tel:   +1-914-669-0222
Email: alan.sheinwald@hscglobal.net